Exhibit 99.1

Capital Senior Living Announces Closing of Financing Transaction with Conversant Capital

Names New Board of Directors

Company to be Renamed Sonida Senior Living and Will Trade on the NYSE Under Ticker “SNDA”

DALLAS, November 3, 2021 – Capital Senior Living Corporation (“Capital Senior Living” or the “Company”) (NYSE: CSU), a leading owner-operator of senior living communities across the United States, today announced that it has closed the previously announced financing transactions with Conversant Capital (“Conversant”) and has raised a total of $154.8 million, including aggregate gross proceeds of approximately $34 million from the common stock rights offering.

With the closing of the transaction, the Company’s Board of Directors (the “Board”) has been reconstituted. Noah Beren, Benjamin Harris, Dave Johnson, Max Levy, Shmuel Lieberman and Elliot Zibel will join the Board, effective immediately. Philip Brooks, Jill Krueger and Kimberly Lody will continue to serve as directors. Dave Johnson will serve as Chairman of the Board.

Capital Senior Living Chief Executive Officer and Director Kimberly Lody stated, “We are thrilled to close this critical transaction, which will allow us to address our immediate liquidity needs and going concern issues, and help pave the way for future growth. Following a thorough and robust process, we are confident that this is the best path forward for shareholders, and we appreciate their engagement in this process. We welcome the new directors to the Board and are excited to gain their valuable perspectives as we continue to execute on our strategic business plan. Finally, I would like to sincerely thank our Board, and especially departing Chairman Michael Reid, for helping guide the Company through this important process and positioning us for a successful future.”

“We are very excited to close the transaction and to usher in the next phase of the Company’s stabilization and growth,” said Michael Simanovsky, Founder and Managing Partner of Conversant. “We believe that Capital Senior Living’s management, together with the refreshed Board of Directors, combines the cross disciplinary skill set needed to support the Company in delivering best-in-class care for its residents while creating long-term value for its investors as it pivots from defense to offense and growth.”

In recognition of the Company’s evolution and exciting future, it is rebranding as Sonida Senior Living. The name Sonida (Soh-nee-dah) is a blend of sonata – a long piece of music usually made up of several parts—and vida, or life. The name change will go into effect on November 15, 2021, at which time the Company’s common stock will begin to trade on the New York Stock Exchange under the new ticker symbol “SNDA.”

Kimberly Lody continued, “Two years ago, we updated the Company’s branding to be more vibrant and inviting, better reflecting the engagement and celebrations that occur daily in our communities. With this name change, our brand now fully reflects the essence of our business. Sonida Senior Living communities are filled with the music of life. We are committed to building communities where team members treat residents like friends and serve as caregivers, advocates and often as surrogate family, going above and beyond to create moving and memorable experiences that foster joy every day.”

Director Biographies

Noah Beren joined GF Investments in 2014 and is currently Head of Asset Management for the firm. His responsibilities include overseeing an extensive real estate portfolio of office, multi-family, and land assets. Previously he served as a Vice President focusing on deal execution and portfolio management. From 2012 to 2014, Mr. Beren served as a Vice President at a private independent oil and gas company.

Philip Brooks is a principal investor and managing partner in Select Living, LLC, which acquires properties to develop to special market dynamics. Mr. Brooks has more than 32 years of experience as a financier and investor, credit manager, and product/policy analyst. He also serves as a portfolio advisor to NRV, a venture capital firm funding early stage growth companies in Virginia. Previously, Mr. Brooks served as a Senior Vice President, Loan Production for Walker & Dunlop, LLC, a NYSE-listed provider of financial services for owners and developers of commercial real estate throughout the United States. Prior to that, he served as Senior Vice President, Loan Production for CWCapital, LLC, a mortgage finance company, and in various senior executive positions with Berkadia Commercial Mortgage, LLC, a national mortgage bank. He was a founding member of the American Seniors Housing Association, a leading trade association promoting seniors housing, and was on the Board of Directors of the National Investment Center for the Seniors Housing & Care Industry, a leading trade association promoting the industry to the capital markets. Mr. Brooks received a B.S. in History and Political Science from the University of Tennessee and did graduate studies in Information Systems Management at The George Washington University.

Benjamin Harris, CFA is the founder and CEO of Pinedale Capital Partners, a dedicated industrial real estate operating platform based in New York. Previously, Mr. Harris was the CEO of Link Logistics (Blackstone’s U.S. Industrial Real Estate platform). Before that, he served as President of Gramercy Property Trust (NYSE: GPT), the Head of Net Lease Investments of Northcliffe/Annaly Capital Management and the Head of U.S. Investments of W. P. Carey & Co. LLC (NYSE: WPC). Mr. Harris received a Joint BSc in Economics from the University of Kings College/Dalhousie University, Canada.

Dave Johnson is Co-Founder & Managing Director of Horizon Capital, a land acquisition and land development company. Prior to Horizon Capital, he founded Aimbridge Hospitality and served as its CEO. Mr. Johnson previously spent 17 years at Wyndham International, where he helped add over 400 hotels to the Wyndham portfolio. Additionally, he served as President of Wyndham Hotels, overseeing approximately 15,000 employees and $3 billion in annual revenue. Mr. Johnson serves as a Director on Board of Hilton Grand Vacations Inc. (NYSE: HGV) and sits on the Audit and Compensation Committees. Previously, he served on the Strategic Hotels (NYSE: BEE) Board as a member of the Audit and Corporate Governance Committees, and as a Director of Gaylord Entertainment (NYSE: GET). He is also on the U.S. Travel Association (USTA) board as a member of the Chairman’s Circle and as a member of USTA’s CEO Roundtable. Mr. Johnson received a bachelor’s degree in Business Economics from Northeastern Illinois University.

Jill Krueger is the founding President and Chief Executive Officer of Symbria, Inc., a leading national developer and provider of innovative, outcome-driven programs established in 1995 that enhance the lives of the geriatric population. She also serves on the Board of Directors of iMedia Brands, Inc. (NASDAQ: IMBI), where she sits on the Audit and Compensation Committees, and is a member of the Board of Directors of the American Board of Post-Acute and Long-Term Care Medicine and the Board of Directors of the Senior Care Pharmacy Coalition. Before she joined Symbria, Ms. Krueger was a partner at KPMG LLP responsible for overseeing the firm’s national Long-Term Care and Retirement Housing Practice. She received a B.S. from Northern Illinois University. She is a Certified Public Accountant and a Certified Management Accountant.

Max Levy is a Principal at Conversant Capital LLC. Previously, Mr. Levy was an investment analyst at The Baupost Group where he focused on real estate investments in North America and Europe. During this time, Mr. Levy was responsible for sourcing and evaluating equity and debt investments in all property types in both private real estate and public securities. Before joining Baupost, Mr. Levy began his career as an investment banking analyst for Hentschel & Company, a boutique real estate advisory firm, where he assisted public REITs and private real estate companies on mergers, acquisitions, and capital raising. He received a B.A. in Intellectual History from the University of Pennsylvania where he graduated summa cum laude.

Shmuel Lieberman is a senior member of the investment team at GF Investments. Mr. Lieberman oversees the investment process for public and private investments across a wide range of industries, strategies and asset classes. He is a former board member of TradAir Ltd and has been an observer to a number of portfolio companies. Mr. Lieberman received a Master of Business Administration degree from Baruch College and a Bachelor of Rabbinic Studies degree from the Rabbinical College of America.

Kimberly Lody has been Chief Executive Officer and President of Capital Senior Living since January 2019. Previously, she served as North America President and Senior Vice President of GN Hearing, a global manufacturer of hearing instruments and hearing protection devices. Ms. Lody has more than 26 years of senior management experience in a variety of clinical and commercial health care settings, including health insurance, durable medical equipment, home healthcare, infusion therapy, respiratory therapy, specialty pharmaceuticals and medical devices. Ms. Lody currently serves on the board of Argentum and on the NIC Operator Advisory Board. She received a Master of Business Administration degree from Wake Forest University and a Bachelor of Arts degree in business administration from Hiram College.

Elliot Zibel, CFA is the CEO and Co-Founder of Select Dental Management, which he helped found. Mr. Zibel is responsible for M&A, strategy and operations for 32 practice Dental Support Organizations, and has completed 30 acquisitions and raised more than $70 million of equity and debt capital from institutional investors during his tenure. Previously, he worked in the financial sector at multi-billion-dollar firms including Hitchwood Capital Management L.P., Folger Hill Asset Management, Pennant Capital Management, Breeden Partners L.P. and Matrix Asset Advisors LLC. Mr. Zibel received a Bachelor of Economics and Political Science from Union College.

Advisors

Morgan Stanley & Co. LLC was the Company’s financial advisor and Willkie Farr & Gallagher LLP was the Company’s legal advisor in connection with the Transactions, and Baker Botts LLP was counsel to the Company’s board of directors. Fried, Frank, Harris, Shriver & Jacobson LLP acted as Conversant’s legal advisor in connection with the Transactions. Sullivan & Cromwell LLP was Silk Partners’ legal advisor in connection with the Transactions.

About Capital Senior Living

Dallas-based Capital Senior Living Corporation is one of the nation’s leading operators of independent living, assisted living and memory care communities for senior adults. The Company operates 75 communities that are home to nearly 7,000 residents across 18 states providing compassionate, resident-centric services and care and engaging programming. The Company offers seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit http://www.capitalsenior.com or connect with the Company on Facebook or Twitter.

About Conversant

Conversant Capital LLC is a private investment adviser founded in 2020. The firm pursues credit and equity investments in the real estate, digital infrastructure and hospitality sectors in both the public and private markets. Further information is available at www.conversantcap.com.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to the costs related to the transaction; the impact of the transaction on the Company’s business; any legal proceedings that may be brought related to the transaction; the continued spread of COVID-19, including the speed, depth, geographic reach and duration of such spread; new information that may emerge concerning the severity of COVID-19; the actions taken to prevent or contain the spread of COVID-19 or treat its impact; the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic; the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-

19 and the Company’s near-term debt maturities on the Company’s ability to continue as a going concern; the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the transfer of certain communities managed by the Company on behalf of other owners; the Company’s ability to improve and maintain adequate controls over financial reporting and remediate the identified material weakness; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Contacts:

Media Inquiries:

Dan Zacchei / Joe Germani

Sloane & Company

dzacchei@sloanepr.com / jgermani@sloanepr.com

Company Contact:

Capital Senior Living

Kimberly Lody

President and Chief Executive Officer

(972) 308-8323, klody@capitalsenior.com

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